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                                                                    Exhibit 11.0

                          INMAC CORP. AND SUBSIDIARIES
                STATEMENT OF COMPUTATION OF NET INCOME PER SHARE

                (IN THOUSANDS, EXCEPT NET INCOME PER SHARE DATA)

                                              Three Months Ended                 Six Months Ended
                                           -------------------------         -------------------------
                                           January 28,   January 29,         January 28,   January 29,
                                              1995          1994                1995          1994
                                           -----------  ------------         -----------   -----------
Net Income                                   $ 1,033       $   718            $ 2,084       $ 1,360
                                             -------       -------            -------       -------

Weighted average number
  of common shares
  outstanding                                 10,140         9,948             10,125         9,842

Weighted average common
  equivalent shares - stock
  options                                        503           991                488         1,116
                                             -------       -------            -------       -------
Weighted average common and
  common equivalent shares
  outstanding                                 10,643        10,939             10,613        10,958
                                             -------       -------            -------       -------
Net income per common and
  common equivalent share                    $  0.10       $  0.07            $  0.20       $  0.12
                                             =======       =======            =======       =======




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